MONTGOMERY STREET INCOME SECURITIES, INC.
(“Fund”)

Statement Pursuant to Rule 17g-1(g)

I hereby certify that the following resolutions were duly adopted by the Board of Directors of the Fund on April 13, 2010, by a majority of the Board of Directors of the Fund, which is entirely comprised of members who are not “interested persons” (as defined by the Investment Company Act of 1940, as amended).

RESOLVED, that, after due consideration of all relevant factors, including but not limited to the value of the aggregate assets of Montgomery Street Income Securities, Inc. (the “Fund”) to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of the securities in the Fund’s portfolio, the Financial Institution Investment Company Asset Protection Bond issued by Federal Insurance Company, a member of the Chubb Group of Insurance Companies, in the amount of $600,000 and in the form presented is determined to be reasonable and is hereby approved; and

FURTHER RESOLVED, that the Secretary of the Fund, shall be the designated officer of the Fund under Rule 17g-1(h) of the Investment Company Act of 1940, as amended, who shall make the filings and give notices required by paragraph (g) of the same rule.

Premiums have been paid for the period from 12:01 a.m. on April 30, 2010, to 12:01 a.m. on April 30, 2011.

/s/ Susan S. Rhee
Susan S. Rhee
Secretary

Dated:  May 5, 2010